EXECUTION COPY

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NEW YORK STATE ENERGY RESEARCH
AND DEVELOPMENT AUTHORITY

AND

NIAGARA MOHAWK POWER CORPORATION

_________________________________

FIRST SUPPLEMENTAL PARTICIPATION AGREEMENT

Dated as of May 1, 2003

to

PARTICIPATION AGREEMENT

Dated as of December 1, 1986

_________________________________

relating to

$50,000,000 Pollution Control Revenue Bonds
(Niagara Mohawk Power Corporation Project), 1986 Series A
______________________________________________________________________________
______________________________________________________________________________

THIS FIRST SUPPLEMENTAL PARTICIPATION AGREEMENT, made and dated as of May 1, 2003 (the "Supplemental Agreement") to the PARTICIPATION AGREEMENT made and dated as of December 1, 1986, by and between NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY (the "Authority"), a body corporate and politic, constituting a public benefit corporation, and NIAGARA MOHAWK POWER CORPORATION, a corporation duly organized and existing and qualified to do business as a public utility under the laws of the State of New York (the "Corporation"),

W I T N E S S E T H   T H A T:

WHEREAS, pursuant to special act of the Legislature of the State of New York (Title 9 of Article 8 of the Public Authorities Law of New York, as from time to time amended and supplemented, herein called the "Act"), the Authority has been established as a body corporate and politic, constituting a public benefit corporation; and

WHEREAS, pursuant to the Act, the Authority is empowered to contract with any power company to participate in the incorporation of features in power plants and the construction of associated facilities to the extent required by the public interest in development, health, recreation, safety, conservation of natural resources and aesthetics; and

WHEREAS, the Legislature of the State of New York has determined that, because interest costs incurred by public utilities are reflected in the rates paid by the customers of such utilities and because governmental action has mandated the installation of pollution control facilities, it is in the public interest to enable utilities to obtain the lowest possible interest rate on bonds sold to provide pollution control facilities; and

WHEREAS, pursuant to the Act, the Authority has also been empowered to extend credit and make loans from bond and note proceeds to any person for the construction, acquisition and installation of, or for the reimbursement to any person for costs in connection with, any special energy project (as defined in the Act), including, but not limited to, any land, works, system, building or other improvement, and all real and personal properties of any nature or any interest in any of them which are suitable for or related to the furnishing, generation or production of energy; and

WHEREAS, the Authority is also authorized under the Act to borrow money and issue its negotiable bonds and notes to provide sufficient monies for achieving its corporate purposes, including the refunding of outstanding obligations of the Authority; and

WHEREAS, the Authority is also authorized under the Act to enter into any contracts and to execute all instruments necessary or convenient for the exercise of its corporate powers and the fulfillment of its corporate purposes, including the refunding of outstanding bonds and notes of the Authority; and

WHEREAS, the Authority and the Corporation have entered into a Participation Agreement, dated as of December 1, 1986 (herein referred to as the "Agreement"), providing for the financing or refinancing of certain costs related to the acquisition, construction, and installation of certain pollution control, solid waste, sewage disposal facilities and other facilities identified and described in Exhibit A to the Agreement, and, as part of such participation, that the Authority issue bonds pursuant to the Act to provide funds for such financing or refinancing; and

WHEREAS, on December 18, 1986, the Authority issued $50,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (Niagara Mohawk Power Corporation Project), 1986 Series A (the "Bonds"), under and pursuant to Resolution No. 661 of the Authority, adopted November 10, 1986, and an Indenture of Trust dated as of December 1, 1986 (the "Original Indenture"), between the Authority and The Bank of New York (as successor in interest to Irving Trust Company), as trustee (the "Trustee"), to provide funds for the financing or refinancing described in the preceding whereas clause; and

WHEREAS, the Original Indenture was amended and supplemented by a First Supplemental Indenture of Trust dated as of March 20, 1987 (the "First Supplemental Indenture"), and was further supplemented by a Second Supplemental Indenture of Trust dated as of November 6, 1991, between the Authority and the Trustee (collectively with the Original Indenture and the First Supplemental Indenture, the "1986 Series A Indenture"), between the Authority and the Trustee; and

WHEREAS, the Bonds previously bore interest at a Variable Rate, and upon a change in the interest rate determination method to a Daily Rate to be effective on May 1, 2003, all Bonds were subject to mandatory redemption and purchase in lieu of redemption by the Corporation; and

WHEREAS, Section 7.04 of the Agreement and Section 4.02 of the 1986 Series A Indenture provide that the Authority and the Trustee may, in accordance with the terms thereof, modify, amend or supplement the Agreement; and

WHEREAS, the Corporation has requested that upon changing the interest rate determination method of the Bonds to a Daily Rate to be effective on May 1, 2003, the 1986 Series A Indenture be amended and restated and that the Agreement be amended to (i) permit the Bonds to bear interest at various variable interest rates, including, without limitation, at daily, weekly, monthly, semi-annual, term, commercial paper and auction rates, (ii) provide for new provisions made necessary or desirable by the issuance of a municipal bond insurance policy and (iii) otherwise conform certain terms of the 1986 Series A Indenture relating to the Bonds while they bear interest at variable interest rates and certain other terms of the 1986 Series A Indenture with the current market standard for multi-modal bonds; and

WHEREAS, upon a change in the interest rate determination method to a Daily Rate to be effective on May 1, 2003, the registered owners of all the Bonds consented to the amendments to the 1986 Series A Indenture and the Agreement requested by the Corporation, and waived any and all rights to any notification or filing procedures or requirements under the 1986 Series A Indenture in addition to the consent provided thereby; and

WHEREAS, simultaneously with the execution and delivery of this Supplemental Agreement, the Authority and the Trustee have executed and delivered an Amended and Restated Indenture of Trust, dated as of May 1, 2003 (the "Amended and Restated Indenture"), which amends and restates the 1986 Series A Indenture; and

WHEREAS, simultaneously with the execution and delivery of this Supplemental Agreement, an Opinion of Bond Counsel described in Section 4.01.3(C) of the Amended and Restated Indenture has been delivered to the Trustee; and

WHEREAS, simultaneously with the execution and delivery of the Amended and Restated Indenture, without any further notice, the Bonds will bear interest at an Auction Period Rate; and

WHEREAS, all acts, conditions and things necessary or required by the Constitution and statutes of the State of New York, or otherwise, to exist, happen, and be performed as prerequisites to the passage of this Supplemental Agreement, do exist, have happened, and have been performed; and

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Authority agrees with the Corporation, with the written consent of the Trustee, as follows:

ARTICLE I

AUTHORIZATION; DEFINITIONS

Section 1.01. Supplemental Agreement. This Supplemental Agreement is amendatory and supplemental to the Agreement, and is entered into in accordance with Section 7.04 of the Agreement and Article IV of the 1986 Series A Indenture; and except as modified, amended and supplemented by this Supplemental Agreement, the provisions of the Agreement are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Capitalized terms used herein and not otherwise defined herein or in the Agreement shall have the meaning given to such terms in the Amended and Restated Indenture.

ARTICLE II

REPRESENTATIONS

Section 2.01. Representations of the Authority. The Authority represents and warrants as follows:

(a) The Authority is a body corporate and politic, constituting a public benefit corporation, established and existing under the laws of the State of New York;

(b) The Authority has full power and authority to execute and deliver this Supplemental Agreement and the Amended and Restated Indenture and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder;

(c) The Authority is not in default under any of the provisions of the laws of the State of New York which would affect its existence or its powers referred to in the preceding paragraph (b); and

(d) The Authority has duly authorized the execution and delivery of this Supplemental Agreement, the Supplemental Tax Regulatory Agreement and the Amended and Restated Indenture.

Section 2.02. Representations of the Corporation. The Corporation represents and warrants as follows:

(a) The Corporation is a corporation duly incorporated and in good standing under the laws of the State of New York, is duly qualified and authorized to engage in business as a public utility in the State of New York, has power to enter into, execute and deliver this Supplemental Agreement, the Supplemental Tax Regulatory Agreement, and the Corporation Obligation and by proper corporate action has duly authorized the execution and delivery of this Supplemental Agreement, the Supplemental Tax Regulatory Agreement and the Corporation Obligation;

(b) The execution, delivery and performance of this Supplemental Agreement, the Supplemental Tax Regulatory Agreement and the Corporation Obligation and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of or a default under the Corporation's Certificate of Consolidation or By-Laws or any judgment, decree, order, statute, rule or regulation applicable to the Corporation or any indenture, mortgage, loan agreement or other contract or instrument to which the Corporation is a party or by which it is bound;

(c) The execution and delivery of this Supplemental Agreement and the issuance of the Corporation Obligation by the Corporation in the manner and for the purposes herein set forth have been duly authorized by order of the Public Service Commission of the State of New York; and

(d) All necessary authorizations for or approvals of the execution and delivery of this Supplemental Agreement, the Supplemental Tax Regulatory Agreement and the Corporation Obligation have been obtained by the Corporation.

The Corporation additionally represents and warrants that the representations and warranties of the Corporation set forth in the Supplemental Tax Regulatory Agreement are true and correct in all material respects.

ARTICLE III

AMENDMENTS TO THE AGREEMENT

Section 3.01. Amendment to Section 1.01 of the Agreement. Section 1.01 of the Agreement is hereby amended and restated to read as follows:

Section 1.01. Definitions. Capitalized terms used in this Participation Agreement and not otherwise defined herein shall have the meanings set forth in Section 1.01 of the Amended and Restated Indenture. Capitalized terms used in this Participation Agreement and not otherwise defined herein or in Section 1.01 of the Amended and Restated Indenture shall have the meanings set forth in Section 1.01 of the 1986 Series A Indenture.

Section 3.02. Replacement of certain terms in the Agreement. The Agreement is hereby amended to replace throughout the Agreement any reference to a term set forth under the Old Term column below with a corresponding term set forth under the New Term column below.

Old Term	New Term
Letter of Credit	Support Facility
Bank	Support Facility Issuer
Paying Agent	Registrar and Paying Agent
Indenture	Amended and Restated Indenture

Section 3.03. Amendment to Section 3.01 of the Agreement. Section 3.01 of the Agreement is hereby amended and restated to read as follows:

Section 3.01. Construction of the Project. The Corporation hereby represents that it has caused the Project to be completed and acknowledges that it shall not be entitled to any reimbursement for the cost of construction of the Project from the Authority, the Trustee or the Holders of the Bonds, nor shall it be entitled to any diminution or postponement of the payments required to be paid by the Corporation pursuant to this Participation Agreement or the Corporation Obligations.

Section 3.04. Amendment to Section 3.03 of the Agreement. Section 3.03 of the Agreement is hereby amended and restated to read as follows:

Section 3.03. Application of proceeds of the Bonds. The Corporation has applied the proceeds of sale of the Bonds in accordance with the Original Indenture and the Agreement.

Section 3.05. Amendments to Sections 3.04, 3.05 and 3.06 of the Agreement. Sections 3.04, 3.05 and 3.06 of the Agreement are hereby deleted.

Section 3.06. Amendment to Section 3.07 of the Agreement. Section 3.07 of the Agreement is hereby amended and restated to read as follows:

Section 3.07. Sale of the Project . Pursuant to an Asset Purchase Agreement relating to Nine Mile Point Unit 2 Nuclear Generating Facility ("NMP2"), dated as of December 11, 2000, by and among the Corporation, New York State Electric & Gas Corporation, Rochester Gas and Electric Corporation, Central Hudson Gas & Electric Corporation, Constellation Energy Group, Inc. and Constellation Nuclear, LLC (the "NMP2 Purchaser"), the Corporation has sold its interest in NMP2 of which certain portions of the Project are a part to the NMP2 Purchaser.

Pursuant to an Asset Sales Agreement relating to Dunkirk Steam Station ("Dunkirk"), dated as of December 23, 1998, between the Corporation and NRG Energy, Inc. (the "Dunkirk Purchaser"), the Corporation has sold Dunkirk of which certain portions of the Project are a part to the Dunkirk Purchaser.

Section 3.07. Amendment to Section 3.09 of the Agreement. Section 3.09 of the Agreement is hereby amended and restated to read as follows:

Section 3.09. Investment of moneys in funds under the Amended and Restated Indenture. Any moneys held as part of any fund created under the Amended and Restated Indenture shall, at the direction of an Authorized Corporation Representative, be invested or reinvested by the Trustee as provided in Section 9.04 of the Amended and Restated Indenture.

Section 3.08. Amendment to Section 4.01 of the Agreement. Section 4.01 of the Agreement is hereby amended and restated to read as follows:

Section 4.01. Execution and delivery of Corporation Obligation to Trustee. In order to evidence the obligation of the Corporation to the Authority to repay the advance of the proceeds of the Bonds, the Authority hereby directs the Corporation, and the Corporation hereby agrees, to deliver or cause to be delivered the First Mortgage Bonds to the Trustee on the Effective Date in exchange for the cancellation of the Corporation Note. The First Mortgage Bonds shall be the amended and restated first mortgage bonds of the Corporation issued under the Corporation Indenture and relating to the Bonds in substantially the form included in the Supplemental Corporation Indenture attached hereto as Exhibit B, with only such changes, omissions and insertions thereto as shall have been approved by the Authority.

Section 3.09. Amendment to Section 4.04 of the Agreement. Section 4.04 of the Agreement is hereby amended to add the following paragraph between the first and second paragraph in such section:

In addition, the Corporation shall wire to the State of New York on the Effective Date a bond issuance charge fee applicable to the Bonds pursuant to Section 2976 of the Public Authorities Law of the State of New York in the amount specified by such section on the Effective Date. The Corporation shall also pay to the Authority on the Effective Date an additional Administration Fee in the amount of $125,000.00.

Section 3.10. Amendment to Section 4.06 of the Agreement. Section 4.06 of the Agreement is hereby deleted.

Section 3.11. Amendment to Section 4.11 of the Agreement. Section 4.11 of the Agreement is hereby amended and restated to read as follows:

Section 4.11. Payment to Registrar and Paying Agent. The Corporation shall pay, or cause to be paid, to the Registrar and Paying Agent for deposit in the Bond Purchase Fund and credit to the Company Account therein an amount sufficient to provide for the payment of the Purchase Price of any Bond tendered for purchase pursuant to the Amended and Restated Indenture and the Bond Purchase Trust Agreement to the extent that sufficient moneys are not available for the payment of such Purchase Price from the other sources described therein.

Section 3.12. Amendment to Section 4.12 of the Agreement. Section 4.12 of the Agreement is hereby amended and restated to read as follows:

Section 4.12. Agreements of the Corporation relating to Support Facilities. The Corporation agrees not to request that the interest rate mode applicable to the Bonds be adjusted to an Adjustable Rate or a Fixed Rate unless on the effective date of the applicable Change in the Interest Rate Mode the Bonds shall be rated at least "A" by S&P or "A" by Moody's or an equivalent rating by any nationally recognized rating agency. Such rating of the Bonds may, but is not required to, be achieved by obtaining a Support Facility which meets the requirements of this Article VI of the Amended and Restated Indenture.

The Corporation further agrees that it will maintain a Liquidity Facility issued by a financial institution rated not less than "A" by at least one nationally recognized rating agency in effect with respect to the Bonds at all times, except with respect to Bonds bearing an Auction Period Rate, a Term Rate for a Calculation Period of greater than 13 months or a Fixed Rate. Notwithstanding the foregoing, so long as the conditions set forth in Section 6.05 of the Amended and Restated Indenture are met by the Bond Insurer and with respect to the Policy, and unless otherwise agreed by the Bond Insurer, the Corporation shall maintain a Liquidity Facility issued by a financial institution rated not less than "A" by at least one nationally recognized rating agency in effect with respect to the Bonds at all times, except with respect to Bonds bearing an Auction Period Rate or a Fixed Rate.

Section 3.13. Amendment of Section 4.13 of the Agreement. Section 4.13 of the Agreement is hereby amended and restated to read as follows:

Section 4.13. Corporation liable to owners of Bonds in the case of certain events of taxability. The Corporation confirms and agrees that if as result of action by the Corporation, the owner of the Project as of the date hereof, or any successor owner of the Project, the interest on the Bonds is determined to be included for federal income tax purposes in the gross income of any owner of a Bond (other than a "substantial user" of the Project or a "related person" within the meaning of section 147(a)(1) of the Code), as evidenced by a published or private ruling of the Internal Revenue Service or a final, nonappealable judicial decision by a court of competent jurisdiction, then the Corporation, in addition to its obligation to redeem the Bonds pursuant to Section 5.06 of the Amended and Restated Indenture, shall be liable to the affected owners of the Bonds for any taxes, penalties and interest assessed against such owners by the Internal Revenue Service and attributable to the Bonds.

The Authority and the Trustee agree not to object to the intervention in or participation by the Corporation at its own expense in any proceedings by or before the Internal Revenue Service or any court relating to whether interest on the Bonds is includable for federal income tax purposes in the gross income of any owner of a Bond (other than a "substantial user" of the Project or a "related person" within the meaning of Section 147(a)(1) of the Code).

Section 3.14. Addition of Section 5.08 to Article V of the Agreement. The Agreement is hereby amended to add the following Section 5.08 at the end of Article V of the Agreement:

Section 5.08. Recording and Filing. The Corporation hereby covenants that it will cause all financing statements related to the Amended and Restated Indenture and all supplements thereto and this Participation Agreement and all supplements thereto, as well as such other security agreements, financing statements and all supplements thereto and other instruments as may be required from time to time to be kept, to be recorded and filed in such manner and in such places as may from time to time be required by law in order to preserve and protect fully the security of Holders and the rights of the Trustee hereunder, and to take or cause to be taken any and all other action necessary to perfect the security interest created by the Amended and Restated Indenture and shall, within ten (10) days after such filing, cause there to be furnished to the Trustee an opinion of counsel as to the adequacy and details of such filing and specifying any re-filing to be effected in the future.

Section 3.15. Amendment to Section 6.01 of the Agreement. Section 6.01 of the Agreement is hereby amended to replace any reference to the "Corporation Note" with reference to "Corporation Obligation" throughout such Section 6.01. Section 6.01 of the Agreement is hereby further amended to replace any reference to "Section 10.01 of the Indenture" with reference to "Section 12.03 of the Amended and Restated Indenture" throughout such Section 6.01. Paragraph (b) of Section 6.01 of the Agreement is hereby amended and restated to read as follows:

(b) failure the Corporation to pay when due any amount required to be paid under Section 4.11 of this Participation Agreement, which failure causes an Event of Default to occur pursuant to paragraph (a) of Section 12.01 of the Amended and Restated Indenture; or

Section 3.16. Addition of Section 6.04 to Article VI of the Agreement. Article VI of the Agreement is hereby amended to add the following Section 6.04:

Section 6.04. Rights of the Credit Facility Issuer; Other rights of the Trustee to enforce this Participation Agreement. Notwithstanding anything herein to the contrary, any judicial proceedings of the Trustee under Section 6.03 may be instituted only with the written consent of the Credit Facility Issuer and shall be instituted by the Trustee at the written direction of the Credit Facility Issuer.

Nothing in this Participation Agreement shall limit any other rights of the Trustee to enforce this Participation Agreement.

Section 3.17. Amendment to Section 7.02 of the Agreement. Section 7.02 of the Agreement is hereby amended and restated to read as follows:

Section 7.02. Notices. All notices, certificates, requests or other communications between the Authority, the Corporation and the Trustee required to be given under this Participation Agreement or under the Amended and Restated Indenture shall be sufficiently given and shall be deemed given when delivered by hand or first class mail, postage prepaid, addressed as follows: if to the Authority, at 17 Columbia Circle, Albany, New York 12203, Attention: President; if to the Corporation, at 300 Erie Boulevard West, Syracuse, New York 13202, Attention: Treasurer, with a copy to Niagara Mohawk Power Corporation, 25 Research Drive, Westborough, Massachusetts 01582, Attention: Assistant Treasurer; and if to the Trustee or the Registrar and Paying Agent, at The Bank of New York, 101 Barclay Street - 21W, New York, New York 10286, Attention: Corporate Trust Administration. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Authority, the Company or the Trustee shall also be given to the others. The Corporation, the Authority and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 3.18. Amendment to Section 7.04 of the Agreement. Section 7.04 of the Agreement is hereby amended and restated to read as follows:

Section 7.04. Amendment of Participation Agreement. This Participation Agreement may not be amended except by an instrument in writing signed by the parties hereto and, if such amendment occurs after the issuance of the Bonds, upon compliance with the provisions of Article XIV of the Amended and Restated Indenture.

Section 3.19. Amendment to Exhibits B and C of the Agreement. Exhibits B and C of the Agreement are hereby deleted and replaced with Exhibit B to this Supplemental Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Consent to Amended and Restated Indenture. The Corporation hereby consents to the execution and delivery of the Amended and Restated Indenture.

Section 4.02. Law and Place of Enforcement of this Supplemental Agreement. This Supplemental Agreement shall be construed and interpreted in accordance with the laws of the State of New York and all suits and actions arising out of this Supplemental Agreement shall be instituted in a court of competent jurisdiction in the State of New York.

Section 4.03. Effective Date; Counterparts. This Supplemental Agreement may be simultaneously executed in counterparts. Each such counterpart so executed shall be deemed to be an original, and all together shall constitute but one and the same instrument. This Supplemental Agreement shall become effective on the Effective Date. Notwithstanding the Effective Date, for convenience and purposes of reference this Supplemental Agreement shall be dated as of May 1, 2003 and may be cited and referred to as the "First Supplemental Participation Agreement dated as of May 1, 2003."

None of the rights, covenants, interests, duties or obligations accruing to or required of any Bondholder, the Authority, the Corporation, the Trustee, or any Support Facility Issuer prior to the Effective Date shall be affected by the execution and delivery of this Supplemental Agreement.

[Signature Page of this Supplemental Agreement Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed as of the day and year first written above.

NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY By________________________________________ Acting President
(SEAL)

Attest:

______________________________
      Assistant Secretary
NIAGARA MOHAWK POWER CORPORATION By ________________________________________ Name: Robert G. Seega Title: Assistant Treasurer
(SEAL)

Attest:

_____________________________

[Signature Page of Supplemental Agreement relating to Pollution Control Revenue Bonds

(Niagara Mohawk Power Corporation Project), 1986 Series A]

EXHIBIT B
Corporation Supplemental Indenture
[See Item Number 30 of this Record of Proceedings]